Exhibit 99.2

TrueCar Agrees to Sell its ALG Subsidiary to J.D. Power for $135 Million

•Board of Directors authorizes $75 million share repurchase program
•Proceeds from sale of ALG used to support this repurchase program, fortify balance sheet and maintain strategic flexibility

SANTA MONICA, Calif., August 6, 2020 – TrueCar, Inc. (NASDAQ: TRUE), the most efficient and transparent online destination to find a car, announced today that it has entered into an agreement with J.D. Power to sell its ALG, Inc. subsidiary for $135 million. The total consideration includes an upfront cash payment of $112.5 million at closing and total deferred payments of up to $22.5 million based on certain financial results.

TrueCar also announced that its Board of Directors has authorized a share repurchase program of up to $75 million, with the intent to begin repurchasing shares in the near-term. The company intends to use available cash as well as the proceeds from the ALG divestiture to support this repurchase program, fortify its balance sheet and maintain strategic flexibility.

“Today’s announcement is a tremendous outcome both in terms of the value delivered to our shareholders and the potential ALG has with its new owner,” said Mike Darrow, President and Chief Executive Officer of TrueCar. He continued, “After careful consideration of a variety of options and potential partners, it became clear that a sale of ALG to J.D. Power, with its breadth of complementary services, represented the best possible path forward for all parties.”

TrueCar’s Chief Financial Officer, Noel Watson, added, “The successful completion of this transaction represents yet another milestone in our ongoing transformation. We continue to believe that an unwavering focus on our core business will drive a balance of sustainable growth and profitability that maximizes long-term shareholder value.”

Transaction Highlights

•Total consideration of $135 million comprised of: (i) an upfront cash payment of $112.5 million at closing, (ii) up to $7.5 million payable in early 2021 based on ALG’s 2020 revenue and (iii) up to $15 million payable in 2023 based on 2022 revenue
•Sale multiple of 7x LTM ALG revenue unlocks immediate value for TrueCar shareholders
•Reinforces management’s focus on core business and commitment to creating shareholder value and is consistent with other steps taken towards that end

The transaction was unanimously approved by TrueCar’s Board of Directors and is expected to close by the end of 2020. The closing is subject to customary closing conditions as well as regulatory review and approval.

Goldman Sachs & Co. LLC. is serving as exclusive financial advisor to TrueCar in connection with the transaction and Cooley LLP is serving as legal counsel.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our nationwide network of Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam’s Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) Email: pr@truecar.com

TrueCar Contacts:
Danny Vivier
Vice President, Investor Relations & Strategic Finance
investors@truecar.com
(760) 505-9654
Shadee Malekafzali
Senior Director, Public Relations
shadee@truecar.com
(925) 408-0394